Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215161 on Form S-4, Registration Statement No. 333-181163 on Form S-8 and Registration Statement No. 333-195700 on Form S-3 of American Axle & Manufacturing Holdings, Inc. of our reports dated March 2, 2017 relating to the consolidated financial statements and financial statement schedule of Metaldyne Performance Group Inc. and subsidiaries, and the effectiveness of the Metaldyne Performance Group Inc. and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K/A of American Axle & Manufacturing Holdings, Inc. filed on March 6, 2017.

/s/ Deloitte & Touche LLP

Detroit, MI
March 6, 2017